EXHIBIT 21


EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

         Esslinger-Wooten-Maxwell, Inc.
         First Reserve Realty, Inc.
         Columbia Title of Florida, Inc.
         Embassy Financial Services, Inc.